EXHIBIT 10.1

AMENDMENT NO. 2 TO

EDESA BIOTECH, INC. 2019 EQUITY INCENTIVE COMPENSATION PLAN

This Amendment No. 2 to the Edesa Biotech, Inc. 2019 Equity Incentive Compensation Plan (this “Amendment”) is made and entered into effective as of March 1, 2023 (the “Effective Date”), by Edesa Biotech, Inc., a British Columbia corporation (the “Company”).

RECITALS

WHEREAS, the Company previously adopted the Edesa Biotech, Inc. 2019 Equity Incentive Compensation Plan (the “Plan”);

WHEREAS, by written consent of the Company’s Board of Directors (the “Board”), dated as of the Effective Date, the Board approved an increase of the number of shares of the Company’s Common Shares reserved for issuance under the Plan by 1,380,000, which represents a number of Common Shares equal to twenty (20) percent of the Company’s issued and outstanding Common Shares less the number of Common Shares remaining available for delivery under the Plan as of the Effective Date (the “Plan Reserve Increase”);

WHEREAS, pursuant to Section 9(f) of the Plan, the Board may amend, alter, suspend, discontinue or terminate the Plan, subject to obtaining the consent of the Company’s shareholders not later than the annual meeting next following such Board action if such shareholder approval is required;

WHEREAS, the Company obtained the requisite approval of its shareholders at its 2023 Annual General Meeting;

WHEREAS, to record the adoption of the Plan Reserve Increase by the Board, the Company has caused its authorized officer to execute this Amendment to effectuate the Plan Reserve Increase.

AGREEMENT

NOW THEREFORE, the Company hereby agrees as follows:

1. Section 4(a) of the Plan is hereby amended and restated to read as follows:

“Limitation on Overall Number of Shares Available for Delivery Under Plan. Subject to adjustment as provided in Section 9(c) hereof, the total number of Shares reserved and available for delivery under the Plan after the Amendment Date (as defined below) shall be the sum of (i) 1,380,000 plus (ii) the number of Shares remaining available for delivery under the Plan as of the Amendment Date. Any Shares that are subject to Awards of Options shall be counted against this limit as one (1) Share for every one (1) Share granted. Any Shares that are subject to Awards other than Options shall be counted against this limit as one and one-half (1.5) Shares for every one (1) Share granted. Any Shares delivered under the Plan may consist, in whole or in part, of authorized and unissued shares. For purposes hereof, “Amendment Date” shall mean March 1, 2023.

2. Except as expressly modified by this Amendment, the Plan remains in full force and effect pursuant to its terms. All references to the Plan in other documentation shall be deemed to be a reference to the Plan as amended by this Amendment.

3. This Amendment shall be governed by and construed in accordance with the laws of British Columbia without giving effect to principles of conflict of laws.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has caused this Amendment to be duly executed effective as of the date first written above.

EDESA BIOTECH, INC.

By:	/s/ Pardeep Nijhawan
Name:	Pardeep Nijhawan, MD
Title:	Director, Chief Executive Officer and Corporate Secretary

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